Exhibit 10.6




                            MASTER PURCHASE CONTRACT


         This MASTER PURCHASE CONTRACT (the "Contract"), dated as of July 1, 1999, is by and between HemaSure Inc., a Delaware corporation (the "Vendor"), and The American National Red Cross, a not-for-profit corporation chartered by an act of Congress (the "Purchaser").


                                    RECITALS

         WHEREAS the Vendor is the developer and manufacturer of the HemaSure r\LS Prestorage Leukoreduction Filtration System (the "Filtration System") for the reduction of leukocytes in red blood cells; and

         WHEREAS the Purchaser desires to purchase Filtration Systems for use in its blood collection and filtration programs at various facilities of American Red Cross Blood Services (each, a "Red Cross Center") located throughout the United States.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



         1. Term. The term of this Contract is three (3) years and two (2) months, beginning July 1, 1999 and ending August 31, 2002, unless extended or earlier terminated pursuant to Sections 2.2 or 12 below. The Contract consists of a fourteen (14) month period (July 1, 1999 - August 31, 2000) and two (2) consecutive twelve (12) month periods beginning on September 1, 2000 (each of such three separate periods is herein referred to as a "year" of the Contract Term, including the fourteen (14) month period).

         2.   Purchase and Sale Obligations.

              2.1 Pricing Levels. The Vendor agrees to sell Filtration Systems to the Purchaser, and the Purchaser agrees to purchase such Filtration Systems from the Vendor, at the confidential quantity and price levels set forth on
Schedule I hereto and incorporated herein.

              2.2 Minimum Purchase Requirement. In the first year of the Contract Term, the Purchaser shall purchase from the Vendor and the Vendor must provide not fewer than

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400,000 Filtration Systems. In the second year of the Contract Term, the
Purchaser shall purchase from the Vendor and the Vendor must provide not fewer than 700,000 Filtration Systems. In the third year of the Contract Term, the Purchaser shall purchase from the Vendor and the Vendor must provide not fewer than 1,000,000 Filtration Systems. In the event that the Purchaser fails to meet the minimum purchase requirement in any Contract Term year, the remaining number of Filtration Systems necessary to meet such minimum purchase requirement will be added on to the minimum purchase requirement of the subsequent Contract Term year. In the event that the Purchaser fails to meet the minimum purchase requirement in the third year of the Contract Term, the term of this Contract shall be extended for one year during which time the Purchaser must purchase the remaining number of Filtration Systems as are necessary to meet the minimum purchase requirement of the previous year.

              2.3 Surcharge. In the event that the Purchaser fails to satisfy the minimum purchase requirements set forth in Section 2.2 of the Contract for any year of the Contract Term, the Purchaser must pay to the Vendor a surcharge of $1.50 per Filtration System purchased. For example, if 350,000 Filtration Systems were purchased for Contract Year 1, there would be an aggregate surcharge of $525,000 (350,000 x $1.50). In that situation, the Purchaser is then required to purchase a minimum of 750,000 Filtration Systems in Contract Year 2 to avoid the application of a surcharge for that year. The same method of surcharge calculation shall apply to any subsequent Contract years as well. The surcharges set forth in this section 2.3 shall not apply if Vendor is unable to provide such Filtration Systems or to force majeure events as set forth in
Section 16.1.

              2.4 Purchase Volume Credits.1 If, (i) as a direct result of the Purchaser's efforts either the Australian Red Cross or the Japanese Red Cross place orders for the purchase of Filtration Systems from the Vendor and (ii) on or prior to June 30, 2000 the Japanese Red Cross or the Australian Red Cross, as the case may be, executes and delivers to the Vendor a definitive, firm commitment agreement to purchase Filtration Systems from the Vendor, and shall in fact purchase such Filtration Systems, then, the volume of such purchases, when and as made and paid for, will be added to the volume of the Purchaser's purchases for the purpose of computing price level volumes for the Purchaser hereunder.

              2.5 Purchaser Affiliates. The price levels available to the Purchaser under this Contract will be made available to domestic affiliates of the Purchaser pursuant to written purchase contracts with the Vendor containing terms satisfactory to the Vendor. The Purchaser will provide the Vendor with a list of such domestic affiliates of the Purchaser on a semi-annual basis, together with documentation reasonably satisfactory to the Vendor evidencing such domestic affiliate status.

--------
1     To be discussed.

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              2.6   Price Level Adjustments. If as a result of any technological development or manufacturing process improvements in respect of manufacturing technologies, filtration media or other significant aspects of the manufacturer or production of the Filtration System the Vendor achieves and realizes a substantial reduction in the Vendor's current estimated volume cost of production and manufacture of such Filtration Systems as of the date hereof, the Vendor will discuss with the Purchaser, and effect, a fair and reasonable downward adjustment in the price level set forth in Section 2.1 above; provided, however, the Vendor shall only be required to effect such a downward price adjustment under the circumstances detailed in the previous sentence and not in respect of any production or manufacturing cost or expense savings associated with increased volume production, economies of scale, or otherwise.

        3.    Purchase Orders.

              3.1 Form of Purchase Orders. Purchase orders for Filtration Systems shall be submitted to the Vendor in writing, via facsimile, or via telephone with a confirmation in writing, and shall specify the desired quantity of Filtration Systems, delivery date and delivery location. The Vendor shall designate persons within its customer services department who will be responsible for receiving telephone orders from the Purchaser's representatives. Telephone orders must be placed between 8:30 a.m. and 5:30 p.m. Eastern Time. The Vendor may institute a new procedure for placing orders, including a system through which purchase orders are electronically generated; provided, however, that such new ordering procedure does not result in additional costs to the Purchaser.

              3.2 Authorized Purchasing Representatives. Unless the Purchaser notifies the Vendor in writing, purchase orders shall be placed separately with the Vendor for each Red Cross Center by the Purchasing Office located at the Blood Services Area Office in Dedham, MA, Charlotte, NC, Detroit, MI, St. Louis, MO or Phoenix, AZ. Each Area Office shall provide to the Vendor a list of personnel who are authorized to place purchase orders with the Vendor. The Vendor shall accept purchase orders only from such authorized personnel.

        4.    Payment.

              4.1 Accepted Goods. Payment is due for all goods accepted as set forth in Section 5.3 below.

              4.2 Time of Payment. Separate invoices will be sent by the Vendor to each Blood Services Area Office that placed an order with the Vendor. Payment is due to the Vendor within thirty (30) days of the date of the invoice, such invoices to be dated and mailed no earlier than the day of product shipment to the Red Cross Center. The Vendor shall assess service and/or interest charges of up to 1% per month on any past due amounts.


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        5.    Delivery.

              5.1 Freight Charge. All shipments will be FOB Marlborough, MA, in accordance with instructions received from the Purchaser.

              5.2 Packaging. The Vendor shall package and mark the Filtration Systems for shipment in accordance with industry standards for safe shipment by common carrier. Packaging shall comply with applicable Interstate Commerce Commission regulations appropriate to the mode of transportation. The exterior of each shipping container shall be marked with the following information: (i) description, (ii) quantity, (iii) purchase order number, (iv) the Vendor's name,
(v) weight of container. A document containing the following information shall accompany each shipment: (i) name and address of consignee, (ii) name and address of shipper, (iii) purchase order number, (iv) Red Cross Center bill of lading number (if any), and (v) a description of the material shipped which includes item number, lot number, quantity, number of boxes, and package number.

              5.3 Acceptance of Goods. Before accepting a shipment of goods ordered, the Purchaser shall have the right to inspect and test such goods at its own cost. Inspection and acceptance of shipments will be conducted by the Red Cross Center that placed the purchase order and must be completed within 14 calendar days of delivery. Goods may be rejected only if they do not materially conform to the specifications of the order or the terms of this Contract. In the event that a shipment is so rejected, (i) the Purchaser shall deliver written notice to the Vendor informing the Vendor of the reasons for the rejection and the quantity of rejected goods and (ii) the Vendor shall as soon as is practicable inform the Purchaser of the Vendor's return instructions, which instructions the Purchaser shall comply with. The Vendor will bear the cost of any necessary inspection of goods sent as replacement for the nonconforming shipment. Any rejected goods may be returned to the Vendor at the Vendor's expense.

        6.    Periodic Reports and Notices by the Vendor.

              6.1 Product Purchase Reports. The Vendor shall provide the Purchaser with a Product Purchase Report, every calendar quarter during the Term of this Contract, which shall set forth the following information with respect to Filtration Systems purchased by the Purchaser in the previous quarter: (i) item description, (ii) stock number, (iii) unit of measure, (iv) total number of units purchased per Red Cross Center, (v) price per unit, and (vi) amount billed. Product purchase reports should also contain a summary of the year-to-date purchases by the Purchaser, broken down by Red Cross Centers which purchased Filtration Systems.

              6.2 Quality Control/Inspection Report. The Vendor shall provide the Purchaser with a Quality Control Report, on a quarterly basis, which shall detail any problems with the Filtration Systems reported by the Red Cross Centers. The quality control report shall contain the following information: (i) the Red Cross Center which reported the problem, (ii)

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the date on which the Red Cross  Center  experienced  a  problem,  (iii) the Red
Cross Center's product lot number, (iv) the nature of the problem reported, (v) the diagnosis of the problem and the solution, and (vi) the dates the problematic product was shipped and received.

              6.3 Defective Product Reports and Notice. The Vendor shall provide the Purchaser with a Defective Product Report, on a quarterly basis, which shall detail any deficiencies or defects in Filtration Systems already delivered to the Purchaser. In addition, the Vendor must notify the relevant Red Cross Center of any defects in Filtration Systems delivered to such Center within one business day of the Vendor's discovery of such defect.

        7.    Representations and Warranties of the Vendor

              7.1 Generally. The Vendor warrants and represents that: (i) the rights conveyed in this Contract do not and shall not infringe upon or violate any right of any third party; (ii) the Vendor possesses full power and authority to enter into this Contract and convey the rights herein granted to the Purchaser without the consent of any third party; (iii) the Vendor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (iv) this Contract, when executed and delivered by the Vendor, will be the legal, valid and binding obligation of it, enforceable against it in accordance with its terms; and (v) the execution, delivery and performance of this Contract does not and will not conflict with, or constitute a breach or default under, the Vendor's charter documents or any material agreement, contract, commitment, or instrument to which the Vendor is a party or require the consent, approval or authorization of any governmental or regulatory authority.

              7.2 Patent/Trade Secret Protection. The Vendor, at its own expense, will defend any suit which may be brought against the Purchaser for the infringement of United States patent(s), trademark(s), copyright(s), trade secret(s) or other proprietary right by goods, equipment, software, materials or information prepared, developed or supplied in connection with performance of this Contract and in such suit, the Vendor will pay all costs and satisfy any final judgement or award for such infringement. The Vendor's foregoing obligations are subject to the conditions that the Vendor is notified of the suit within a reasonable time after the Purchaser becomes aware of it and the Vendor has the full right and opportunity to conduct the defense of any such action. If the use of such goods, equipment, software, materials or information by the Purchaser is prevented by permanent injunction, or the Vendor's inability to procure the right for the Purchaser to continue using the goods, equipment, software, material or information at a reasonable cost, the Vendor agrees to accept return of the infringing goods, equipment, software, materials or information and refund the total amount the Purchaser has paid the Vendor under this Contract.

              7.3 Compliance with Applicable Laws. The Vendor warrants and represents that any goods furnished under this Contract will be manufactured in material compliance with the minimum conditions required under the Fair Labor Standards Act of

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1936, as  amended,  and any  applicable  rules  or  regulations  of the  Food and Drug Administration ("FDA") and all other applicable local state and federal laws, rules or regulations.

              7.4 Product Warranty. The Vendor warrants and represents that the goods delivered hereunder shall be free from defects in materials and workmanship, when given normal, proper and intended usage, and that product performance will meet or exceed applicable FDA requirements and other mutually agreed standards. Except with respect to latent or hidden defects, the representations and warranties of the Vendor shall not survive any acceptance or payment by the Purchaser for such Products. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER THE VENDOR NOR ANY OF ITS REPRESENTATIVES HAS MADE OR MAKES ANY EXPRESS OR IMPLIED WARRANTIES TO PURCHASER CONCERNING THE GOODS DELIVERED HEREUNDER.

         8. Representations and Warranties of the Purchaser. The Purchaser warrants and represents that: (i) the Purchaser possesses full power and authority to enter into this Contract without the consent of any third party;
(ii) the Purchaser is duly organized, validly existing and in good standing under the laws of the United States; (iii) this Contract, when executed and delivered by the Purchaser, will be the legal, valid and binding obligation of it, enforceable against it in accordance with its terms; and (iv) the execution, delivery and performance of this Contract does not and will not conflict with, or constitute a breach or default under, the Purchaser's charter documents or any material agreement, contract, commitment, or instrument to which the Purchaser is a party or require the consent, approval or authorization of any governmental or regulatory authority.

         9. Defective Products. If at any time during any Term of this Contract, defects are discovered by the Purchaser in any Filtration Systems sold by the Vendor to the Purchaser under this Contract, the Vendor shall, within thirty days of the return of the defective Filtration System, at its option and its sole cost, either repair or replace the product or issue a credit to the Purchaser for such defective product. In no event shall the Vendor have any other liability or obligation to the Purchaser for defective products beyond those expressly set forth in this Section 9.

         10. Material Changes to Product. The Vendor must obtain the Purchaser's prior written consent, which consent may not be unreasonably withheld, to any material changes in the design or manufacture of the Filtration Systems. The Vendor must provide 60 days' prior written notice of any such material changes. If such changes are not reasonably acceptable to the Purchaser, the Vendor must, if not so prohibited by applicable law, rule or regulation, continue to provide the original product at no additional charge, or this will be cause for termination of this Contract by the Purchaser without any penalty. The Vendor must give the Purchaser reasonable prior notice of any scheduled material change in the manufacture of equipment, package insert changes, supplies or disposables which would affect the operating procedures with respect to the Filtration Systems or the quality of the Filtration Systems. The

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notification by the Vendor must include the nature of the change and the expected impact on performance.

         11. Cooperation Between the Vendor and the Purchaser.

              11.1 Product Support. Each Red Cross Center placing an order for Filtration Systems with the Vendor will receive Prestorage Leukoreduction Filtration Stands free of charge, based on the following formula: one stand for every 12,500 filter units per year (34 cases/month). The Vendor will provide the Red Cross Centers with standard operating procedures and training materials necessary in the operation of the Filtration Systems. In the first year of this Contract, the Vendor will reasonably cooperate with and assist two Red Cross Centers designated by the Purchaser to convert such Centers to 100% leukoreduction. Such cooperation will include assistance in developing marketing materials as well as assistance in maintaining optimal operational conditions at the Centers.

              11.2 Contract Update Meetings. Representative of the Vendor and the Purchaser shall meet at their mutual discretion and convenience to discuss issues pertaining to this Contract.

              11.3 Access to Documents and Vendor's Facilities. The Vendor agrees to permit the Purchaser reasonable access to all records, data and facilities of the Vendor related to purchases under and performance of this Contract during the term of this Contract and for a period of two (2) years following the expiration or termination of this Contract. The Vendor further agrees that the Purchaser may (i) conduct, from time to time as it reasonably determines (but not more than twice in any twelve month period), quality audits of the Vendor's facility to determine the Vendor's material compliance with Part 820 of the Code of Federal Regulations 21 (Quality System Regulations) and (ii) conduct a review and audit of the Vendor's computer and accounting systems to determine material compliance with reasonable "Year 2000" compliance standards to be mutually agreeable to the Vendor and the Purchaser. The Vendor covenants and agrees with the Purchaser to use commercially reasonable efforts to remedy any material deficiencies discovered by the Purchaser during the foregoing audits, and any failure by the Purchaser to do so shall constitute a Termination for Breach pursuant to Section 12.1 below (subject to the cure periods set forth therein); provided, however, that with respect to clause (ii) of the preceding sentence, the Vendor shall not be deemed to have breached this Agreement unless the discovered non-compliance (and subsequent failure to cure) has a material adverse effect on the operations of the Purchaser or on the ability of the Vendor to fulfill its obligations under this Agreement.

              All records, files, reports, manuals, studies, photographs, negatives, source code (including hard copies of all programs), calibration and performance records, development and validation records, change control documents, security and access records and records management documents, and all other documents relating to performance under this Contract, including all documents relating to all third-party software used herein, will be

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made available to the Purchaser or to persons and or entities to which the
Purchaser is required by law, regulation or otherwise to grant access to such documents, immediately upon request at any time during performance under this Contract and for a period of five (5) years after final payment for all deliverables and services provided by the Vendor. If a longer retention time is required by law or regulatory agency, the Purchaser will notify the Vendor prior to the end of the Contract.

              It is further agreed that the Vendor will provide immediate access to the Purchaser or its representatives and the FDA to all documents relating to the performance of the deliverables and services under this Contract. The Vendor will allow prompt access during normal business hours to the Purchaser, and immediate access to the FDA, to all such documents and to its facilities where work is performed under this Contract or support is provided in connection with the deliverables or services provided under this Contract at any time (with reasonable advance notice in the case of the Purchaser's access) for purposes of FDA inspections or other requests for access by the FDA.

              11.4 Adequate Supply. At least thirty (30) days before the end of each calendar quarter, the Purchaser will prepare and furnish to the Vendor an annual forecast, by month, for the following four calendar quarters, specifying the proposed quantity of r\L S Filtration Systems which will be purchased for delivery during each month of that year. The Vendor hereby guarantees that it will be able to provide, at a minimum, the quantities of Filtration Systems reflected in the minimum purchase requirements for each of the Contract years (Section 2.2). The Vendor shall undertake reasonable efforts to ensure that all the Purchaser's additional quantity needs for Filtration Systems are met by the Vendor.

              11.5 Customer, Technical Service and Training. The Vendor shall designate one employee who shall have primary responsibility for servicing this Contract and the Vendor shall make this employee reasonably available during normal business hours to discuss Contract issues with the Purchaser. The Vendor shall maintain a Technical Services Department for the purpose of providing on-site training, as well as technical follow-up support with regard to the Purchaser's use of Filtration Systems. The Vendor shall provide for a two-day, on-site, hands-on training program at each participating American Red Cross Regional Center. American Red Cross Centers and their personnel may direct technical questions to the Vendor using a toll-free number, to be provided by the Vendor, or such American Red Cross Center may contact the Vendor's Technical Services trainers directly via telephone or pager. The Vendor's Technical Services Trainers shall also be available to the Purchaser to provide seminars on an area basis or to attend any regional meetings where their presence and input will be of value to the American Red Cross.

        12.       Termination.

              12.1 For Breach. The Purchaser may terminate this Agreement, without any liability except to pay for accepted filters, on thirty (30) days prior written notice if the Vendor

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is in material breach of this Agreement and has not cured such breach within thirty (30) days of written notice of such breach. The Vendor may terminate this Agreement on thirty (30) days prior written notice, if the Purchaser is in material breach of this Agreement and has not cured such breach within thirty
(30) days of written notice of such breach.

              12.2 FDA. In the event that the FDA revokes approval of the Filtration System, the Purchaser or the Vendor, effective immediately, may terminate this Contract without any liability except to pay for accepted filters.

              12.3 Technological Change. If (i) as a result of a technological change, new products become available which provide substantial improvements in the safety of blood services or the efficiency of blood collection, through automated collection or filtration strategies or viral inactivation systems or other methods currently unknown and (ii) it can be shown by mutually agreed upon independent experts in the blood collection field that any such new product described in the preceding clause provides a substantial and meaningful clinical benefit or substantial and material economic advantage compared to the Filtration System, then the Purchaser, upon delivery to the Vendor of the results of such independent experts' analysis and thirty (30) days prior written notice, may terminate this Contract without any liability except to pay for accepted filters.

              12.4 For Change in Circumstances. The Purchaser may terminate this Contract with ninety (90) days prior written notice at any time prior to the completion of the Contract if the Purchaser has no further requirement for the use of leukoreduction filters generally. In the event of such termination, the Vendor agrees to cease immediately all work for the Purchaser and the liability of the Purchaser shall be limited to payment for filters already delivered.

              12.5 For Change in Policy or Mandate. The Purchaser may terminate this Contract by thirty (30) days prior written notice at any time prior to completion of the Contract if (i) there has occurred any material change in the policies or mandates of the American National Red Cross that make such termination necessary or desirable and (ii) the Purchaser has purchased from the Vendor, and has paid for, not fewer than 2.1 million Filtration Systems hereunder. In the event of such a termination, the Purchaser promptly shall pay to the Vendor all amounts due and payable hereunder through the effective date of such termination, plus an amount equal to all costs and expenses incurred by the Vendor and, directly or indirectly, associated with the manufacture and/or sale of the Filtration Systems to the Purchaser hereunder, including, but not limited to, costs and expenses in respect of facilities, equipment, materials, labor and otherwise.

        13.       Indemnification.

              13.1 By The Vendor. The Vendor agrees to indemnify and hold harmless the Purchaser and its governors, directors, officers, employees, volunteers and agents against any

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liability, claim, cost or expense (including reasonable attorneys' fees) with respect to bodily injury, death, and property damage arising from the willful misconduct or negligent activity of the Vendor, its directors, officers, employees or agents during its performance of its responsibilities under this Contract, including but not limited to any claim against the Purchaser for infringement of patent rights owned or held by competitors of the Vendor. The Vendor further agrees to indemnify the Purchaser, its governors, directors, officers, employees, volunteers and agents from and against any loss, damages, costs, or expenses ("liability") in connection with any claim arising from any defect in the Filtration Systems, or in the provision of any services pursuant to this Contract, or by reason of the nature of the materials contained in said Filtration Systems or provision of service, except to the extent that the final order of a court of competent jurisdiction has determined that a proportion of such liability thereof was caused either by an alteration in, tampering with, or non-intended usage of the Filtration Systems by the Purchaser or by the willful misconduct or negligent activity of the Purchaser, its directors, officers or employees, in which case, the Purchaser shall be responsible solely for its proportionate share of the liability.

              13.2 Defense Obligations. In the event that the Vendor or the Purchaser is, or both are, the subject of a third party claim, action, or proceeding alleging injury or damages as a result of any manufacturing defect in the Filtration System or in the provision of services pursuant to this Contract, or for infringement of a patent held by a competitor of the Vendor, each party shall provide the other with prompt notice thereof. The Vendor shall defend or provide for the defense of such claim, action or proceeding at its sole costs and expense. The Purchaser shall execute such documents and instruments deemed necessary by the Vendor or its counsel and not in conflict or derogation of the Purchaser rights under this Agreement. The Purchaser shall take such other reasonable action the Vendor may request to assist the Vendor in its efforts on such matters, including the provision of reasonable testimony or trial assistance. The Purchaser shall not interfere with or take any steps to settle such action. The Vendor shall reimburse the Purchaser for its documented and reasonable out-of-pocket expenses in connection with providing any assistance under this Section.

        14. Insurance. The Vendor shall maintain the following insurance coverages in full force and effect for the Term of this Contract.

                (i) 1) Commercial General Liability Insurance in an amount of at least $10,000,000 (Ten Million Dollars) naming the Purchaser an additional insured party; 2) an auto liability policy with at least $1,000,000 (One Million Dollars) in coverage; and 3) Workers' Compensation coverage covering each party's own employees with statutory limits for each jurisdiction where the work required under this Contract is performed (including monopolistic states if any work is to be performed in one or more of them) and an employers' liability policy with at least the following limits, $250,000 per accident, $500,000 per disease, and $250,000 disease (each employee).


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                (ii) The Vendor further agrees to maintain not less than
             $10,000,000 (Ten Million Dollars) of products liability coverage naming the Purchaser as an additional insured party with respect to any product sold to the Purchaser. Said products liability coverage shall include coverage for claims made against the policy for injury occurring as a result of a flaw or problem with the design or manufacture of the Filtration Systems.

               (iii) The Vendor agrees to maintain full replacement value "All
             Risk" property insurance on all property and equipment of the Vendor used under this Contract, and said property insurance shall insure at all times all Filtration Systems being manufactured and the Vendor agrees to waive any right of subrogation for loss or damage to any of the Vendor's property at, on, or in the Red Cross Center's or the Vendor's facilities. The Vendor agrees to obtain, if required in such property insurance, a waiver of subrogation in favor of the Purchaser. Said property insurance shall include Business Interruption and Extra Expense coverage for such losses arising from loss or damage to aforementioned Vendor property without expectation of contribution from any such insurance the Purchaser may maintain.

                (iv) The Vendor shall, at its sole expense, keep in force
             policies of insurance in the amounts as specified, and as required by statute, with carriers reasonably satisfactory to the Purchaser; and said insurance will be written as primary policy coverage and not contributing with, or in excess of any insurance which the Purchaser shall carry. Certificates of insurance evidencing all of the above coverages and conditions (types and amounts) shall be produced upon written request and remain in full force and effect during the term of this Contract. The Vendor shall supply evidence of its property insurance on an ACORD "Evidence of Property Insurance" form 27. The Vendor's certificate(s) of insurance shall provide for not less than thirty (30) days written notice of cancellation, non-renewal or reduction in terms and conditions below that required herein to the other party.

        15.   Dispute Resolution.

              15.1 Initial Conferences. It is the intention of the parties hereto to settle amicably all differences or disputes arising from this Contract by conference and negotiation. The parties hereto will first attempt to resolve any working level disputes through a Contract Management Advisory Committee which shall be composed of an equal number of representatives of the Purchaser and the Vendor. In the event that any problem or dispute is not so resolved, either party may, upon written notice to the other, request that the matter be referred to senior management officers within each respective organization with the express authority to resolve the problem or issue. Such representatives shall meet or confer at least once in good faith to negotiate a resolution. If the representatives are unable to resolve the

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problem or dispute within 21 calendar days, any party may take the matter to the
Dispute Resolution Procedure set forth below. No Party may institute litigation until such procedure has been completed unless, and to the extent that, doing so is necessary to avoid irreparable harm.

              15.2 Dispute Resolution Procedure. If any problem or dispute arising out of, or related to, this Contract is not resolved by the parties hereto in the manner described above, at the request of either of the parties, the matter shall be submitted to mediation, or to such other form of dispute resolution acceptable to both of the parties hereto. The mediation shall be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

        16.       General Provisions.

              16.1 Force Majeure. In the event that any party is prevented from performing, or is unable to perform, any of its obligations under this Contract due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, insurrection, inability to procure materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other party, then the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

              16.2 Confidentiality. Except as otherwise required by law, rule or regulation, the terms of this Agreement shall be held in confidence by the parties hereto. No party shall originate any publicity, news release or other public announcement relating to this Agreement or the existence of an arrangement between the parties without the prior written approval of the other party, except as otherwise may be required by law, rule or regulation.

              Each party may designate any or all of its information, data, written and/or verbal communications developed, accessed, provided, or referenced during the performance of this Contract as Confidential.

              The Purchaser and the Vendor acknowledge and agree that if during the term of this Contract such information is designated confidential and is disclosed by one party to the other, such Confidential Information shall not be used for any purpose other than those necessary to directly further the purposes of this Contract, and each party shall hold all such confidential information in the strictest confidence and shall not voluntarily sell, transfer, publish, disclose, display or otherwise make available to any third persons such confidential information or any portion thereof without the express written consent of the other party. The

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Vendor and the Purchaser shall protect the confidences of the confidential information and prevent its unauthorized dissemination and each use commercially reasonable efforts to protect the confidentiality of all such information consistent with the manner in which they protect their most confidential business information.

              In the event either Party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information of the other party, it shall provide prompt notice to the other of such receipt so that such party may seek a protective order or other appropriate remedy to obtain confidential treatment of such Confidential Information and (i) cooperate with such other party with respect to taking legally available steps to resist or narrow such request or demand and (ii) if disclosure of such information is legally required, exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information.

              For the purposes of this Contract, Confidential Information shall include all information designated in writing as Confidential by the Parties. The prices and terms and conditions set forth in this Contract are deemed Confidential Information.

              16.3 Public Statements. The Vendor shall not use or reference the name or emblem of The American National Red Cross, including issuing any press releases or otherwise making any public statement with respect to this Contract (unless such press release or statement is required by applicable law, regulation or the requirements of any listing agreement with any applicable stock exchange), without the prior written consent of the Purchaser, which consent will not be unreasonably delayed or withheld.

              16.4 No Agency. Nothing contained in this Agreement shall be deemed to constitute any party as the agent or representative of any other party.

              16.5 Survival of Obligations. All obligations of any party which, by their nature, require performance after the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

              16.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, in a venue in the Commonwealth of Virginia, without regard to its conflicts of law rules or principals.

              16.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties as to the purchase of r\LS Prestorage Leukoreduction Filtration Systems and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. No waiver, consent, modification or change of terms of this Contract shall bind any party unless in writing signed by both the Vendor and the

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Purchaser,  and then such  waiver,  consent,  modification  or  change  shall be effective only in the specific instance and for the specific purpose given.

              16.8 Headings. Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

              16.9 Assignments. Neither party may assign this Contract without the consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

              16.10 Tax Exempt Status of American Red Cross. Notwithstanding any other provision in this Agreement, the Parties acknowledge that the Purchaser shall not be required to engage in any activity that compromises the charitable tax exempt status of, or presents a reasonable likelihood of the imposition of intermediate sanctions under Section 4958 of the Internal Revenue Code of 1986, as amended, on the American Red Cross. The Purchaser is a not-for-profit charitable institution exempt from the payment of sales and use taxes. The Vendor is responsible for requesting and obtaining all tax exemption numbers as required, and the Purchaser shall reasonably cooperate with, and assist the Vendor, in obtaining such tax exemption numbers.

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860681.5

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IN WITNESS  WHEREOF,  the parties  hereto,  acting through their duly authorized officers, have executed this Master Purchase Contract as of the date first set forth above.

HEMASURE INC.                             THE AMERICAN NATIONAL RED CROSS


By:  /s/ John F. McGuire                  By:  /s/ Philip C. Yenrick
     ------------------------                 --------------------------
     Name:  John F. McGuire                   Name:  Philip C. Yenrick
     Title: President and Chief               Title: Contracting Officer
            Executive Officer


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